Exhibit 2.10

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of the 5th day of June, 2012 by and among Liquid Trading Holdings II LLC, a Delaware limited liability company (“Assignor”), Solomon Yakoby (“Yakoby”) and Liquid Holdings Group, LLC, a Delaware limited liability company (“Assignee”).

RECITALS

WHEREAS, Assignor is the record and beneficial owner of 2.5% of the A Member shares of Liquid Trading Institutional LLP, a limited liability partnership incorporated under the laws of England and Wales (such A Members shares, the “Shares”); and

WHEREAS, Yakoby is the sole member of Assignor; and

WHEREAS, Yakoby is a member of Assignee and has agreed to cause the Shares to be contributed to Assignee; and

WHEREAS, Yakoby has directed Assignor, to contribute, transfer, assign and deliver to Assignee all of Assignor’s right, title and interest in and to the Shares (the “Contribution”) conditioned upon (a) receipt of the prior consent of the UK Financial Services Authority, in accordance with Part XII of the UK Financial Services and Markets Act 2000, to the transactions contemplated by that certain Contribution Agreement, dated as of April 24, 2012, by and among CMK Keller Holdings, LLC and Assignee and that certain Contribution Agreement, dated as of April 24, 2012, by and among LT World Limited, Ferdinand Holdings, LLC and Assignee (collectively, the “FSA Consent”), or alternatively (b) 60 London business days having passed, in accordance with the statutory timetable under the said Part XII, during which time the UK Financial Services Authority shall not have confirmed to UK Counsel to Assignee that such FSA Consent is to be withheld (“FSA Waiting Period”).

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Contribution of the Membership Interests. Effective immediately upon the earlier of (i) receipt of the FSA Consent and (ii) the expiration of the FSA Waiting Period (the “Effective Time”), Assignor, for and on behalf of Yakoby, hereby conveys, assigns, transfers and delivers to Assignee all of Assignor’s right, title and interest in and to the Shares and Assignee hereby irrevocably accepts such conveyance, assignment, transfer and delivery. For the avoidance of doubt, the parties acknowledge and agree that the Contribution shall be effective immediately upon the Effective Time without any further action required by the parties hereto. The parties further acknowledge and agree that the

Contribution shall constitute a Capital Contribution by Yakoby under and as defined in that certain Limited Liability Company Agreement of Assignee, dated as of April 24, 2012, as amended by that certain Amendment No. 1 thereto, dated as of May 24, 2012.

2. Representations Regarding the Membership Interests. Assignor hereby represents and warrants to Assignee that Assignor is, and immediately prior to the Effective Time will be, the sole record and beneficial owner of the Shares, free and clear of any and all liens, claims, charges and encumbrances.

3. Further Assurances. Each of the parties further agrees, without further consideration, to cause to be performed such lawful acts and to execute such further assignments and other lawful documents as may reasonably request to effectuate fully this Agreement.

4. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to principles of conflicts of laws thereof.

6. Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

ASSIGNOR:

LIQUID TRADING HOLDINGS 2, LLC

By:	/s/ Solomon Yakoby
Name:	Solomon Yakoby
Title:	Sole Member

ASSIGNEE:

LIQUID HOLDINGS GROUP, LLC

By:	/s/ Richard Schaeffer
Name: Richard Schaeffer
Title: Chief Executive Officer

SOLOMON YAKOBY:

/s/ Solomon Yakoby
Name:	Solomon Yakoby